Exhibit 99.1

Election of Lynn Jenkins Katzfey as New Independent Director

FHLBank is pleased to announce that Lynn Jenkins Katzfey has been elected to FHLBank’s Board of Directors as an Independent Director, beginning July 1, 2019. Ms. Katzfey is a partner at LJ Strategies, Eudora, Kansas. Ms. Katzfey was elected to serve the remainder of departing Independent Director Donde L. Plowman’s term, which expires December 31, 2020.